                                                                    EXHIBIT 12.2



                ASSOCIATES CORPORATION OF NORTH AMERICA (ACONA)



                CALCULATION OF RATIO OF INCOME TO FIXED CHARGES


                                 (IN MILLIONS)



                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                        2000     1999     1998     1997     1996
                                                        -----    -----    -----    -----    -----
Fixed charges:
  Interest expense....................................  3,935    3,396    3,047    2,682    2,352
  Implicit interest in rent...........................     30       30       24       21       18
                                                        -----    -----    -----    -----    -----
          Total fixed charges.........................  3,965    3,426    3,071    2,703    2,370
                                                        -----    -----    -----    -----    -----
Income:
  Income before taxes, minority interest and
     cumulative effect of accounting changes..........  2,214    2,759    1,943    1,671    1,501
  Fixed charges.......................................  3,965    3,426    3,071    2,703    2,370
                                                        -----    -----    -----    -----    -----
          Total income................................  6,179    6,185    5,014    4,374    3,871
                                                        =====    =====    =====    =====    =====
Ratio of income to fixed charges......................   1.56     1.81     1.63     1.62     1.63
                                                        =====    =====    =====    =====    =====



Note:On November 30, 2000, Citigroup Inc. completed its acquisition of
     Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests. Subsequent to the acquisition, Associates was contributed to and became a wholly owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates and Associates Corporation of North America (ACONA), a subsidiary of Associates.